MDI, Inc. and Almana Networks International, Inc. Announce Merger Agreement

Merger Part of MDI Plan to Maximize Shareholder Value

SAN ANTONIO, TEXAS (August 11, 2009) – MDI, Inc. (PINK SHEETS:MDII) and Almana Networks International, Inc., announced today that they have entered into a definitive merger agreement under which Almana Networks will merge with MDI in an all-stock transaction. Almana Networks is a privately held global technology and electronic security solutions provider focused on critical infrastructure, public safety and global commercial enterprise clients.

Following completion of the merger, expected to close in the third quarter of 2009, MDI will adopt Almana Networks’ business strategy and continue to be quoted on the Pink Sheets. The current directors, officers and employees of MDI will resign and waive their rights to any severance. Almana Networks will select new directors and officers. As a condition to closing the transaction, a corporation owned by the resigning management of MDI will purchase from MDI its existing security systems and general contractor businesses and assume certain liabilities associated with those businesses. The purchasing corporation would pay MDI $1 million by means of an unsecured convertible promissory note.

 As part of the transaction, MDI will receive from the new shareholders a $5 million revolving line of credit. Additionally, Almana Networks will immediately contribute 7 contracts to MDI which are projected to result in a combined $8 million in revenue and an estimated $1.2 million in EBITDA for the last 4 months of 2009. For calendar 2010, Almana Networks has identified projects to be handled by MDI that are projected to provide approximately $61 million in revenue and $12 million in EBITDA.

It is anticipated that the transaction will enable MDI to reduce its corporate and SG&A expenses by approximately $3.6 million a year.

The transaction also contemplates the implementation of a 1-for-10 reverse stock split of shares in MDI, which was approved by MDI’s shareholders at the November 13, 2008 Annual Shareholder’s Meeting.

Hill Schwartz Spilker Keller LLC (“HSSK”) has acted as MDI's exclusive financial advisor in connection with the merger and spin out. It has issued to the MDI Board of Directors its opinion dated August 10, 2009 that the consideration to be received by the MDI stockholders is fair from a financial point of view.

About the Transaction

Under the terms of the agreement, which were unanimously approved by the boards of MDI and Almana Networks, the transaction is expected to be tax-free to the stockholders of both companies for U.S. federal income tax purposes. The merger has been structured as a stock-for-stock reverse triangular merger whereby a wholly owned subsidiary of MDI will merge with and into Almana Networks International, Inc., with Almana Networks surviving the merger as a wholly owned subsidiary of MDI. Under the terms of the merger agreement, MDI will issue new shares of its common stock to Almana Networks stockholders based on an exchange ratio to be determined prior to the closing of the transaction. Under the exchange ratio formula defined in the merger agreement, the former Almana Networks stockholders are expected to own approximately 80 percent of MDI, and the former MDI stockholders are expected to own approximately 20 percent of MDI, each on a fully diluted basis. This ratio is subject to potential adjustments as described in the merger agreement. The transaction is subject to the approval of stockholders from both companies as well as customary closing conditions.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

Additional Information and Where You Can Find It

MDI intends to file a proxy statement concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when it is available) at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained for free by contacting MDI Investor Relations  by email at Investor.Relations@MDISecure.com or by telephone at 210-679-3550.

MDI, and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information concerning MDI’s directors and executive officers is set forth in MDI’s Proxy Statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on September 19, 2008. This document is available free of charge at the SEC’s web site at www.sec.gov or by going to MDI’s Investor Relations page on its corporate website at www.mdiincorporated.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of MDI stockholders generally will be set forth in the proxy statement when it is filed with the SEC.

Contact:

MDI, Inc.
Investor Relations Contact:
Richard A. Larsen, 210-679-3550